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Exhibit (d)(8)

AGREEMENT AND COMMITMENT

To the Directors of Jefferson Smurfit Group plc:

        In consideration of the approval by Jefferson Smurfit Group plc ("JSG") of the Transaction Agreement, dated the date hereof (the "Transaction Agreement"), between JSG and MDCP Acquisitions I ("MDCP"), and JSG's entry into the Transaction Agreement, JSG and MDCP hereby agree and commit to the directors of JSG as follows. Prior to the closing (the "Closing") of the offer by MDCP for the entire issued and to be issued share capital of JSG (the "Offer"), JSG shall use its best endeavours to arrange for the continuation of its current directors and officers liability insurance policy after the Closing, or to enter into a runoff policy providing for continuing coverage after the Closing no less favourable than that of its current directors and officers liability insurance policy, in each case that will cover acts of the directors and officers of JSG occurring at any time up to and including the Closing; provided that such coverage can be maintained at a total cost to JSG for the first three years following the Closing (the "Initial Period") of not greater than $3.5 million. If such coverage cannot be so maintained or procured at such cost during the Initial Period, JSG shall arrange for as much of such insurance as can be so maintained at a total cost equal to $3.5 million. MDCP hereby agrees that the entry into such extension or new policy shall not give rise to the failure of any condition to the Offer or violate any provision of the Transaction Agreement.

        Following the Closing of the Offer, MDCP shall use its best endeavours to, or to procure that JSG shall, renew such coverage, or obtain a new runoff policy which is no less favourable, as necessary so that such coverage continues for a period of three years following the Initial Period, provided that such coverage can be maintained at a total cost to MDCP and/or JSG of not greater than $4.0 million. If such coverage cannot be so maintained at such cost, MDCP and/or JSG shall arrange for as much of such insurance as can be so maintained at a total cost equal to $4.0 million. If more economical, JSG shall be entitled to arrange for such insurance coverage for the entire six year period prior to Closing at a total cost of no more than $7.5 million.

        Executed this 17th day of June 2002.

PRESENT when the common seal of JEFFERSON SMURFIT GROUP PLC was affixed hereto:	/s/ G.W. McGANN

Agreed and Accepted:

MDCP ACQUISITIONS I

By: /s/  SAMUEL M. MENCOFF

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  Exhibit (d)(8)
AGREEMENT AND COMMITMENT